Exhibit 99.1

Alcoa Corporation Reports Third Quarter 2020 Results:

Strong operating and safety performance with continued stability

Executing well on strategic actions and initiatives, enhancing liquidity

PITTSBURGH--(BUSINESS WIRE)--October 14, 2020--Alcoa Corporation (NYSE: AA) today reported third quarter 2020 results that reflect improved pricing for alumina and aluminum, continued operational excellence during the pandemic, and a strong cash position.

Third Quarter Highlights

  Generated $158 million in cash from operations; $84 million free cash flow
  Set new production records for Alcoa operated mines and refineries
  Grew cash balance to $1.74 billion, including the proceeds from a $750 million debt issuance
  Realized an 11 percent sequential increase in sales volume of value-add products due to improving customer demand in the aluminum segment
  On pace to deliver approximately $900 million in combined cash actions in 2020
  Completed restart of ABI smelter in Bécancour, Québec and curtailment of Intalco smelter in Washington State
  Continued progress in improving safety; managing health risks posed by COVID-19 pandemic; all production sites remain fully operational

Financial Results

M, except per share amounts	3Q20	2Q20	3Q19
Revenue	$2,365	$2,148	$2,567
Net loss attributable to Alcoa Corporation	$(49)	$(197)	$(221)
Loss per share attributable to Alcoa Corporation	$(0.26)	$(1.06)	$(1.19)
Adjusted net loss	$(218)	$(4)	$(82)
Adjusted loss per share	$(1.17)	$(0.02)	$(0.44)
Adjusted EBITDA excluding special items	$284	$185	$388

“Across all of our segments, we are delivering solid results and continuing to improve overall performance,” said Alcoa President and CEO Roy Harvey. “In the third quarter, we captured the gains from better pricing in alumina and aluminum, increased sales of value-add aluminum products, and realized a 54 percent sequential improvement in adjusted EBITDA,” he continued. “We also boosted our Company’s liquidity, so we have even greater flexibility to execute on our strategy.”

“We are doing far more than simply maintaining stability – we are setting production records, driving productivity, reducing costs, and improving our balance sheet. All of this is aligned with our strategic priorities and is only possible because of the dedication of our people and the work to protect safety and health during these unprecedented times,” Harvey said.

  Production records: In the third quarter of 2020, Alcoa set a year-to-date production record for Alcoa-operated bauxite mines and the Alumina segment surpassed its record rate (metric tons per day) for quarterly production, last set in the second quarter of 2020.
  Shipments: In Alumina, third-party shipments increased approximately 6 percent sequentially, primarily due to the timing of shipments and higher overall production. In Aluminum, third-party shipment volume declined approximately 3 percent, primarily related to the curtailment of the Intalco smelter in the third quarter of 2020.
  Revenue: Higher aluminum and alumina prices coupled with higher alumina shipments in the third quarter helped drive a 10 percent sequential increase in revenue to $2.4 billion. The Company realized an 11 percent sequential increase in sales volume of value-add products, primarily due to improved demand from the automotive sector.
  Net loss attributable to Alcoa Corporation: Alcoa reported net loss of $49 million, or $0.26 per share, compared with net loss of $197 million, or $1.06 per share, in the second quarter of 2020. The sequential improvement is primarily attributed to higher aluminum and alumina prices in addition to lower restructuring-related charges in the quarter.
  Adjusted net loss: Excluding the impact of special items of $169 million, adjusted net loss was $218 million, or $1.17 per share, a decline from the second quarter 2020 adjusted net loss of $4 million, or $0.02 per share.
  Adjusted EBITDA excluding special items: Adjusted EBITDA excluding special items was $284 million, a 54 percent sequential increase primarily attributed to higher aluminum prices.
  Cash: Alcoa ended the quarter with cash on hand of $1.74 billion, which included $736 million in net proceeds from a July 2020 debt issuance. Debt as of September 30, 2020 was $2.5 billion and net debt was $804 million. Cash provided from operations was $158 million. Cash provided from financing activities was $692 million, primarily related to the debt issuance, and cash used for investing activities was $78 million. Free cash flow was $84 million.
  Working capital: The Company reported 22 days working capital, a 2-day improvement sequentially, and an 8-day improvement year over year, primarily due to decreases in days of inventory on hand.

Strategic Actions and Initiatives

Alcoa continues to execute strategic actions to drive lower costs and sustainable profitability, including the review of its existing production capacities and non-core assets, and other cash preservation programs.

  Restart complete at Aluminerie de Bécancour Inc. (ABI) smelter
  In the third quarter of 2020, Alcoa completed the full restart of the ABI smelter, owned by Alcoa (74.95%) and Rio Tinto Alcan Inc. (25.05%), with a total annual capacity of 413,000 metric tons per year. The restart began on July 26, 2019 after completing a new labor agreement for the facility.
  Intalco Works curtailment
  In August of 2020, the Company completed the full curtailment of its 279,000-metric-ton Intalco smelter in Washington State. In 2020, the Company recorded cash-based restructuring charges of approximately $23 million (pre- and after-tax) associated with the curtailment, including employee severance and costs associated with termination of contracts.
  San Ciprián curtailment
  On October 9, 2020, Alcoa announced that it will fully curtail the 228,000 metric tons of annual capacity at its San Ciprián aluminum smelter in Spain, with the curtailment expected to be complete in the first quarter of 2021. The action follows an extensive consultation period with the workers representatives, which was completed in accordance with Spanish regulations. Associated with the curtailment, Alcoa expects restructuring charges of approximately $35 million to $40 million (pre- and after-tax), or $0.19 to $0.22 per share, in the fourth quarter of 2020 for employee-related costs, which are all cash-based charges expected to be paid primarily in the first half of 2021.
  2020 Programs
  Earlier this year, Alcoa announced 2020 programs to drive leaner working capital and improved productivity. Year to date, the Company is on pace to meet its combined $175 million - $200 million full-year working capital reduction and productivity savings target.
  COVID-19 Update
  As a result of our comprehensive measures to protect employees, contractors and communities from risks associated with the COVID-19 pandemic, all of our global operations have maintained production without interruption, and the Company’s segments have not experienced any significant disruption in its supply sources. All locations have maintained comprehensive plans to mitigate the risks caused by the pandemic and continue to refine and update those plans based on specific conditions.

  The Company continues to manage cash during the economic downturn caused by the pandemic and is continuing to execute on programs to save or defer up to $380 million, including deferring to 2021 approximately $200 million of cash contributions to the Company’s U.S. pension plans as permitted under the U.S. Coronavirus Aid, Relief and Economic Security Act.

Through the combination of the strategic actions, 2020 programs and COVID-19 response initiatives, Alcoa is on track to generate, save and defer a total of approximately $900 million in cash actions in 2020.

2020 Outlook

The Company’s 2020 shipment outlook for Bauxite and Aluminum remains unchanged from the prior full-year estimates. Total annual bauxite shipments are expected to range between 48.0 and 49.0 million dry metric tons. Aluminum shipments are expected to be between 2.9 and 3.0 million metric tons. The Company expects its 2020 shipment outlook for Alumina to improve by 0.2 million metric tons to between 13.8 to 13.9 million metric tons due to improved production levels.

In the fourth quarter of 2020, Alcoa expects flat sequential quarterly results in the Bauxite segment. In the Alumina segment, the Company expects lower sequential quarterly results primarily from higher energy costs and a change in the mix of customer shipments. In the Aluminum segment, the Company expects a sequential decline with anticipated higher power costs in Europe, a full quarter of Section 232 tariffs, and higher maintenance and seasonal labor costs, partially offset by the positive impact of the Intalco curtailment for a full quarter.

The fourth quarter 2020 operational tax expense is expected to be significantly lower than 3Q and approximate $25 million based on recent pricing.

The COVID-19 pandemic is ongoing, and its magnitude and duration continue to be unknown. The uncertainty around its future impact on the Company’s business, financial condition, operating results, and cash flows could cause actual results to differ from this outlook.

Conference Call

Alcoa will hold its quarterly conference call at 5:00 p.m. Eastern Daylight Time (EDT) on Wednesday, October 14, 2020, to present third quarter financial results and discuss the business and market conditions.

The call will be webcast via the Company’s homepage on www.alcoa.com. Presentation materials for the call will be available for viewing on the same website at approximately 4:15 p.m. EDT on October 14, 2020. Call information and related details are available under the “Investors” section of www.alcoa.com.

Dissemination of Company Information

Alcoa intends to make future announcements regarding company developments and financial performance through its website, www.alcoa.com, as well as through press releases, filings with the Securities and Exchange Commission, conference calls and webcasts. The Company does not incorporate the information contained on, or accessible through, its corporate website into this press release.

About Alcoa Corporation

Alcoa (NYSE: AA) is a global industry leader in bauxite, alumina, and aluminum products, and is built on a foundation of strong values and operating excellence dating back more than 130 years to the world-changing discovery that made aluminum an affordable and vital part of modern life. Since developing the aluminum industry, and throughout our history, our talented Alcoans have followed on with breakthrough innovations and best practices that have led to efficiency, safety, sustainability, and stronger communities wherever we operate.

Forward-Looking Statements

This news release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “outlook,” “plans,” “projects,” “seeks,” “sees,” “should,” “targets,” “will,” “would,” or other words of similar meaning. All statements by Alcoa Corporation that reflect expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, forecasts concerning global demand growth for bauxite, alumina, and aluminum, and supply/demand balances; statements, projections or forecasts of future or targeted financial results or operating performance; statements about strategies, outlook, and business and financial prospects; and statements about return of capital. These statements reflect beliefs and assumptions that are based on Alcoa Corporation’s perception of historical trends, current conditions, and expected future developments, as well as other factors that management believes are appropriate in the circumstances. Forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties, and changes in circumstances that are difficult to predict. Although Alcoa Corporation believes that the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that these expectations will be attained and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Such risks and uncertainties include, but are not limited to: (a) current and potential future impacts of the coronavirus (COVID-19) pandemic on the global economy and our business, financial condition, results of operations, or cash flows; (b) material adverse changes in aluminum industry conditions, including global supply and demand conditions and fluctuations in London Metal Exchange-based prices and premiums, as applicable, for primary aluminum and other products, and fluctuations in indexed-based and spot prices for alumina; (c) deterioration in global economic and financial market conditions generally and which may also affect Alcoa Corporation’s ability to obtain credit or financing upon acceptable terms or at all; (d) unfavorable changes in the markets served by Alcoa Corporation; (e) the impact of changes in foreign currency exchange and tax rates on costs and results; (f) increases in energy costs or uncertainty of energy supply; (g) declines in the discount rates used to measure pension liabilities or lower-than-expected investment returns on pension assets, or unfavorable changes in laws or regulations that govern pension plan funding; (h) the inability to achieve improvement in profitability and margins, cost savings, cash generation, revenue growth, fiscal discipline, or strengthening of competitiveness and operations anticipated from portfolio actions, operational and productivity improvements, cash sustainability, technology advancements, and other initiatives; (i) the inability to realize expected benefits, in each case as planned and by targeted completion dates, from acquisitions, divestitures, restructuring activities, facility closures, curtailments, restarts, expansions, or joint ventures; (j) political, economic, trade, legal, public health and safety, and regulatory risks in the countries in which Alcoa Corporation operates or sells products; (k) labor disputes and/or and work stoppages; (l) the outcome of contingencies, including legal and tax proceedings , government or regulatory investigations, and environmental remediation; (m) the impact of cyberattacks and potential information technology or data security breaches; and (n) the other risk factors discussed in Item 1A of Alcoa Corporation’s Form 10-K for the fiscal year ended December 31, 2019, Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020, and other reports filed by Alcoa Corporation with the U.S. Securities and Exchange Commission (SEC). Alcoa Corporation disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law. Market projections are subject to the risks described above and other risks in the market.

Non-GAAP Financial Measures

Some of the information included in this release is derived from Alcoa Corporation’s consolidated financial information but is not presented in Alcoa Corporation’s financial statements prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). Certain of these data are considered “non-GAAP financial measures” under SEC regulations. Alcoa Corporation believes that the presentation of non-GAAP financial measures is useful to investors because such measures provide both additional information about the operating performance of Alcoa Corporation and insight on the ability of Alcoa Corporation to meet its financial obligations by adjusting the most directly comparable GAAP financial measure for the impact of, among others, “special items” as defined by the Company, non-cash items in nature, and/or nonoperating expense or income items. The presentation of non-GAAP financial measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP. Reconciliations to the most directly comparable GAAP financial measures and management’s rationale for the use of the non-GAAP financial measures can be found in the schedules to this release.

Alcoa Corporation and Subsidiaries
Statement of Consolidated Operations (unaudited)
(dollars in millions, except per-share amounts)
	Quarter Ended
	September 30, 2020	June 30, 2020	September 30, 2019
Sales	$2,365	$2,148	$2,567

Cost of goods sold (exclusive of expenses below)	2,038	1,932	2,120
Selling, general administrative, and other expenses	47	44	66
Research and development expenses	6	5	7
Provision for depreciation, depletion, and amortization	161	152	184
Restructuring and other charges, net	5	37	185
Interest expense	41	32	30
Other expenses, net	45	51	27
Total costs and expenses	2,343	2,253	2,619

Income (loss) before income taxes	22	(105)	(52)
Provision for income taxes	42	45	95

Net loss	(20)	(150)	(147)

Less: Net income attributable to noncontrolling interest	29	47	74

NET LOSS ATTRIBUTABLE TO ALCOA CORPORATION	$(49)	$(197)	$(221)

EARNINGS PER SHARE ATTRIBUTABLE TO ALCOA CORPORATION COMMON SHAREHOLDERS:
Basic:
Net loss	$(0.26)	$(1.06)	$(1.19)
Average number of shares	185,923,106	185,917,932	185,566,202

Diluted:
Net loss	$(0.26)	$(1.06)	$(1.19)
Average number of shares	185,923,106	185,917,932	185,566,202

Alcoa Corporation and Subsidiaries
Statement of Consolidated Operations (unaudited), continued
(dollars in millions, except per-share amounts)
	Nine months ended
	September 30, 2020	September 30, 2019
Sales	$6,894	$7,997

Cost of goods sold (exclusive of expenses below)	5,995	6,489
Selling, general administrative, and other expenses	151	218
Research and development expenses	18	21
Provision for depreciation, depletion, and amortization	483	530
Restructuring and other charges, net	44	668
Interest expense	103	90
Other (income) expenses, net	(36)	118
Total costs and expenses	6,758	8,134

Income (loss) before income taxes	136	(137)
Provision for income taxes	167	361

Net loss	(31)	(498)

Less: Net income attributable to noncontrolling interest	135	324

NET LOSS ATTRIBUTABLE TO ALCOA CORPORATION	$(166)	$(822)

EARNINGS PER SHARE ATTRIBUTABLE TO ALCOA CORPORATION COMMON SHAREHOLDERS:
Basic:
Net loss	$(0.89)	$(4.43)
Average number of shares	185,852,913	185,463,438

Diluted:
Net loss	$(0.89)	$(4.43)
Average number of shares	185,852,913	185,463,438

Common stock outstanding at the end of the period	185,924,651	185,572,917

Alcoa Corporation and Subsidiaries
Consolidated Balance Sheet (unaudited)
(in millions)
	September 30, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$1,736	$879
Receivables from customers	516	546
Other receivables	95	114
Inventories	1,398	1,644
Fair value of derivative instruments	11	59
Prepaid expenses and other current assets(1)	270	288
Total current assets	4,026	3,530
Properties, plants, and equipment	21,061	21,715
Less: accumulated depreciation, depletion, and amortization	13,811	13,799
Properties, plants, and equipment, net	7,250	7,916
Investments	1,034	1,113
Deferred income taxes	540	642
Fair value of derivative instruments	1	18
Other noncurrent assets	1,372	1,412
Total assets	$14,223	$14,631
LIABILITIES
Current liabilities:
Accounts payable, trade	$1,360	$1,484
Accrued compensation and retirement costs	408	413
Taxes, including income taxes	30	104
Fair value of derivative instruments	61	67
Other current liabilities	415	494
Long-term debt due within one year	2	1
Total current liabilities	2,276	2,563
Long-term debt, less amount due within one year	2,538	1,799
Accrued pension benefits	1,566	1,505
Accrued other postretirement benefits	770	749
Asset retirement obligations	553	606
Environmental remediation	289	296
Fair value of derivative instruments	475	581
Noncurrent income taxes	244	276
Other noncurrent liabilities and deferred credits	493	370
Total liabilities	9,204	8,745
EQUITY
Alcoa Corporation shareholders’ equity:
Common stock	2	2
Additional capital	9,661	9,639
Accumulated deficit	(721)	(555)
Accumulated other comprehensive loss	(5,547)	(4,974)
Total Alcoa Corporation shareholders’ equity	3,395	4,112
Noncontrolling interest	1,624	1,774
Total equity	5,019	5,886
Total liabilities and equity	$14,223	$14,631
(1)	This line item includes $3 and $4 of restricted cash as of September 30, 2020 and December 31, 2019, respectively.

Alcoa Corporation and Subsidiaries
Statement of Consolidated Cash Flows (unaudited)
(in millions)
	Nine Months Ended September 30,
	2020	2019
CASH FROM OPERATIONS
Net loss	$(31)	$(498)
Adjustments to reconcile net loss to cash from operations:
Depreciation, depletion, and amortization	483	530
Deferred income taxes	(12)	59
Equity earnings, net of dividends	19	12
Restructuring and other charges, net	44	668
Net gain from investing activities – asset sales	(174)	(6)
Net periodic pension benefit cost	103	90
Stock-based compensation	24	29
Provision for bad debt expense	2	21
Other	11	19
Changes in assets and liabilities, excluding effects of divestitures and foreign currency translation adjustments:
Decrease in receivables	26	127
Decrease in inventories	221	111
Decrease in prepaid expenses and other current assets	21	70
(Decrease) in accounts payable, trade	(87)	(199)
(Decrease) in accrued expenses	(166)	(147)
Increase (Decrease) in taxes, including income taxes	95	(344)
Pension contributions	(83)	(67)
(Increase) in noncurrent assets	(64)	(24)
(Decrease) in noncurrent liabilities	(76)	(27)
CASH PROVIDED FROM OPERATIONS	356	424

FINANCING ACTIVITIES
Additions to debt (original maturities greater than three months)	739	—
Proceeds from the exercise of employee stock options	—	2
Financial contributions for the divestiture of businesses	(30)	—
Contributions from noncontrolling interest	24	41
Distributions to noncontrolling interest	(152)	(388)
Other	(4)	(6)
CASH PROVIDED FROM (USED FOR) FINANCING ACTIVITIES	577	(351)

INVESTING ACTIVITIES
Capital expenditures	(242)	(245)
Proceeds from the sale of assets	198	23
Additions to investments	(6)	(112)
CASH USED FOR INVESTING ACTIVITIES	(50)	(334)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	(27)	(11)
Net change in cash and cash equivalents and restricted cash	856	(272)
Cash and cash equivalents and restricted cash at beginning of year	883	1,116
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH AT END OF PERIOD	$1,739	$844

Alcoa Corporation and Subsidiaries
Segment Information (unaudited)
(dollars in millions, except realized prices; dry metric tons in millions (mdmt); metric tons in thousands (kmt))
	1Q19	2Q19	3Q19	4Q19	2019	1Q20	2Q20	3Q20
Bauxite:
Production(1) (mdmt)	11.9	11.3	12.1	12.1	47.4	11.6	12.2	12.0
Third-party shipments (mdmt)	1.2	1.5	2.0	1.5	6.2	1.4	1.6	1.6
Intersegment shipments (mdmt)	10.2	10.3	10.6	10.3	41.4	10.5	10.8	10.5
Third-party sales	$65	$67	$100	$65	$297	$71	$66	$56
Intersegment sales	$236	$246	$251	$246	$979	$235	$245	$236
Segment Adjusted EBITDA(2)	$126	$112	$134	$132	$504	$120	$131	$124
Depreciation, depletion, and amortization	$28	$27	$35	$30	$120	$34	$30	$33

Alumina:
Production (kmt)	3,240	3,309	3,380	3,373	13,302	3,298	3,371	3,435
Third-party shipments (kmt)	2,329	2,299	2,381	2,464	9,473	2,365	2,415	2,549
Intersegment shipments (kmt)	972	1,070	1,049	981	4,072	1,075	987	1,135
Average realized third-party price per metric ton of alumina	$385	$376	$324	$291	$343	$299	$250	$274
Third-party sales	$897	$864	$771	$718	$3,250	$707	$603	$697
Intersegment sales	$417	$445	$369	$330	$1,561	$336	$289	$329
Segment Adjusted EBITDA(2)	$372	$369	$223	$133	$1,097	$193	$88	$119
Depreciation and amortization	$48	$55	$54	$57	$214	$49	$37	$41
Equity income (loss)	$12	$3	$—	$(9)	$6	$(9)	$(8)	$(4)

Aluminum:
Primary aluminum production (kmt)	537	533	530	535	2,135	564	581	559
Third-party aluminum shipments(3) (kmt)	709	724	708	718	2,859	725	789	767
Average realized third-party price per metric ton of primary aluminum	$2,219	$2,167	$2,138	$2,042	$2,141	$1,988	$1,694	$1,904
Third-party sales	$1,735	$1,757	$1,677	$1,634	$6,803	$1,598	$1,475	$1,607
Intersegment sales	$3	$4	$4	$6	$17	$3	$2	$2
Segment Adjusted EBITDA(2)	$(96)	$3	$43	$75	$25	$62	$(34)	$116
Depreciation and amortization	$89	$85	$88	$84	$346	$81	$79	$80
Equity (loss) income	$(22)	$(17)	$(5)	$(5)	$(49)	$5	$(12)	$(6)

Reconciliation of total segment Adjusted EBITDA to consolidated net (loss) income attributable to Alcoa Corporation:
Total Segment Adjusted EBITDA(2)	$402	$484	$400	$340	$1,626	$375	$185	$359
Unallocated amounts:
Transformation(4)	2	3	(6)	(6)	(7)	(16)	(10)	(11)
Intersegment eliminations	86	(1)	25	40	150	(8)	30	(35)
Corporate expenses(5)	(24)	(28)	(27)	(22)	(101)	(27)	(21)	(24)
Provision for depreciation, depletion, and amortization	(172)	(174)	(184)	(183)	(713)	(170)	(152)	(161)
Restructuring and other charges, net	(113)	(370)	(185)	(363)	(1,031)	(2)	(37)	(5)
Interest expense	(30)	(30)	(30)	(31)	(121)	(30)	(32)	(41)
Other (expenses) income, net	(41)	(50)	(27)	(44)	(162)	132	(51)	(45)
Other(6)	(18)	(11)	(18)	(32)	(79)	(35)	(17)	(15)
Consolidated income (loss) before income taxes	92	(177)	(52)	(301)	(438)	219	(105)	22
Provision for income taxes	(150)	(116)	(95)	(54)	(415)	(80)	(45)	(42)
Net (income) loss attributable to noncontrolling interest	(141)	(109)	(74)	52	(272)	(59)	(47)	(29)
Consolidated net (loss) income attributable to Alcoa Corporation	$(199)	$(402)	$(221)	$(303)	$(1,125)	$80	$(197)	$(49)
The difference between segment totals and consolidated amounts is in Corporate.

(1)	Production amounts can vary from total shipments due primarily to differences between the equity allocation of production and off-take agreements with the respective equity investment.

(2)

Alcoa Corporation’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

(3)	The Aluminum segment’s third-party aluminum shipments are composed of both primary aluminum and flat-rolled aluminum.

(4)	Transformation includes, among other items, the Adjusted EBITDA of previously closed operations.

(5)

Corporate expenses are composed of general administrative and other expenses of operating the corporate headquarters and other global administrative facilities, as well as research and development expenses of the corporate technical center.

(6)

Other includes certain items that impact Cost of goods sold and Selling, general administrative, and other expenses on Alcoa Corporation’s Statement of Consolidated Operations that are not included in the Adjusted EBITDA of the reportable segments, including those described as “Other special items” (see footnote 1 to the reconciliation of Adjusted Income within Calculation of Financial Measures included in this release).

Alcoa Corporation and Subsidiaries
Calculation of Financial Measures (unaudited)
(in millions, except per-share amounts)

Adjusted Income	(Loss) Income			Diluted EPS(4)
	Quarter ended			Quarter ended
	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	June 30, 2020	September 30, 2019
Net loss attributable to Alcoa Corporation	$(49)	$(197)	$(221)	$(0.26)	$(1.06)	$(1.19)

Special items:
Restructuring and other charges, net	5	37	185
Other special items(1)	14	15	7
Discrete tax items and interim tax impacts(2)	(184)	142	(32)
Tax impact on special items(3)	(3)	(1)	(12)
Noncontrolling interest impact(3)	(1)	—	(9)
Subtotal	(169)	193	139

Net loss attributable to Alcoa Corporation – as adjusted	$(218)	$(4)	$(82)	$(1.17)	$(0.02)	$(0.44)

Net loss attributable to Alcoa Corporation – as adjusted is a non-GAAP financial measure. Management believes this measure is meaningful to investors because management reviews the operating results of Alcoa Corporation excluding the impacts of restructuring and other charges, various tax items, and other special items (collectively, “special items”). There can be no assurances that additional special items will not occur in future periods. To compensate for this limitation, management believes it is appropriate to consider both Net loss attributable to Alcoa Corporation determined under GAAP as well as Net loss attributable to Alcoa Corporation – as adjusted.

(1)	Other special items include the following:
•

for the quarter ended September 30, 2020, costs related to the restart process at the Bécancour, Canada smelter ($7), a net unfavorable change in certain mark-to-market energy derivative instruments ($4), and external costs related to portfolio actions ($3);

•

for the quarter ended June 30, 2020, costs related to the restart process at the Bécancour, Canada smelter ($17), a net favorable change in certain mark-to-market energy derivative instruments ($3), and external costs related to portfolio actions ($1); and,

	•	for the quarter ended September 30, 2019, costs related to the restart process at the Bécancour, Canada smelter ($12), a gain on the sale of excess land ($7), and charges for other special items ($2).

(2)	Discrete tax items and interim tax impacts are the result of discrete transactions and interim period tax impacts based on full-year assumptions and include the following:
	•	for the quarter ended September 30, 2020, a net benefit of interim tax impacts ($182) and a net benefit of several other items ($2);
	•	for the quarter ended June 30, 2020, a net charge of interim tax impacts ($142); and,
	•	for the quarter ended September 30, 2019, a net benefit of interim tax impacts ($40) and a net charge of several other items ($8).

(3)

The tax impact on special items is based on the applicable statutory rates in the jurisdictions where the special items occurred. The noncontrolling interest impact on special items represents Alcoa’s partner’s share of certain special items.

(4)

In any given period, the average number of shares applicable to diluted EPS for Net loss attributable to Alcoa Corporation common shareholders may exclude certain share equivalents as their effect is anti-dilutive. However, certain of these share equivalents may become dilutive in the EPS calculation applicable to Net loss attributable to Alcoa Corporation common shareholders – as adjusted due to a larger and/or positive numerator. Specifically, for all periods presented, the average number of share equivalents applicable to diluted EPS – as adjusted had an anti-dilutive effect, and therefore, are excluded from the diluted EPS calculation.

Alcoa Corporation and Subsidiaries
Calculation of Financial Measures (unaudited), continued
(in millions)

Adjusted EBITDA	Quarter ended
	September 30, 2020	June 30, 2020	September 30, 2019

Net loss attributable to Alcoa Corporation	$(49)	$(197)	$(221)

Add:
Net income attributable to noncontrolling interest	29	47	74
Provision for income taxes	42	45	95
Other expenses, net	45	51	27
Interest expense	41	32	30
Restructuring and other charges, net	5	37	185
Provision for depreciation, depletion, and amortization	161	152	184

Adjusted EBITDA	274	167	374

Special items(1)	10	18	14

Adjusted EBITDA, excluding special items	$284	$185	$388
Alcoa’s Corporation’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. Adjusted EBITDA is a non-GAAP financial measure. Management believes this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Alcoa Corporation’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

(1)	Special items include the following (see reconciliation of Adjusted Income above for additional information):
	•	for the quarter ended September 30, 2020, costs related to the restart process at the Bécancour, Canada smelter ($7) and external costs related to portfolio actions ($3);
	•	for the quarter ended June 30, 2020, costs related to the restart process at the Bécancour, Canada smelter ($17) and external costs related to portfolio actions ($1); and,
	•	for the quarter ended September 30, 2019, costs related to the restart process at the Bécancour, Canada smelter ($12) and charges for other special items ($2).

Alcoa Corporation and Subsidiaries
Calculation of Financial Measures (unaudited), continued
(in millions)

Free Cash Flow	Quarter ended
	September 30, 2020	June 30, 2020	September 30, 2019
Cash provided from operations	$158	$288	$174

Capital expenditures	(74)	(77)	(87)

Free cash flow	$84	$211	$87

Free Cash Flow is a non-GAAP financial measure. Management believes this measure is meaningful to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures, which are both necessary to maintain and expand Alcoa Corporation’s asset base and expected to generate future cash flows from operations. It is important to note that Free Cash Flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

Net Debt	September 30, 2020	December 31, 2019
Short-term borrowings	$—	$—
Long-term debt due within one year	2	1
Long-term debt, less amount due within one year	2,538	1,799
Total debt	2,540	1,800

Less: Cash and cash equivalents	1,736	879

Net debt	$804	$921

Net debt is a non-GAAP financial measure. Management believes this measure is meaningful to investors because management assesses Alcoa Corporation’s leverage position after considering available cash that could be used to repay outstanding debt.

Contacts

Investor Contact:
James Dwyer
+1 412 992 5450
James.Dwyer@alcoa.com

Media Contact:
Jim Beck
+1 412 315 2909
Jim.Beck@alcoa.com